Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

REGENXBIO Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry-Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Secondary Offering

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share (“Common Stock”)(2)	457(c)	268,096	$14.92(3)	$3,999,992.32(3)	0.00015310	$612.40

Fees Previously Paid								—

	Total Offering Amount					$3,999,992.32	0.00015310	$612.40

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$612.40

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents 268,096 shares of Common Stock registered for resale by the selling stockholder that may be issued upon the exercise of warrants at an exercise price of $14.92 per share.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(g) under the Securities Act, based on the applicable exercise price of the Warrants.